Banc of California Announces Quarterly Dividend Increase of 67% to $0.10 and $35 Million Stock Repurchase Program

SANTA ANA, Calif., (February 13, 2023) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share on its outstanding common stock. This dividend represents an increase of $0.04 per share, or 66.7%, over the dividend paid in the previous quarter. The dividend will be payable on April 3, 2023 to stockholders of record as of March 15, 2023. The Company also announced that its Board of Directors has authorized the repurchase of up to $35 million of the Company’s common stock.

“Our Board of Directors’ decision to increase our dividend and re-authorize a share buyback program reflects our strong financial and capital position. We remain committed to maintaining healthy capital ratios and using our excess capital in ways that enhance shareholder value,” said Jared Wolff, President and Chief Executive Officer of the Company.

The repurchase authorization expires in February 2024. Purchases may be made in open-market transactions, in block transactions on or off an exchange, in privately negotiated transactions or by other means as determined by the Company’s management and in accordance with the regulations of the Securities and Exchange Commission. The timing of purchases and the number of shares repurchased under the program will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions.

Banc of California maintains a Dividend Reinvestment Plan (DRIP) which allows stockholders to automatically acquire shares at a 3% discount from the applicable market price. All registered stockholders with holdings maintained at the Company's transfer agent, Computershare, are eligible to participate in the DRIP program. For more information on the Company's DRIP program, please contact Investor Relations at IR@bancofcal.com or (855) 361-2262.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.2 billion in assets at December 31, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 28 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solutions through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com